UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2012

Nationstar Mortgage LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	333-171370	75-2921540
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Highland Drive Lewisville, Texas		75067
(Address of principal executive offices)		(Zip code)

(469) 549-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2012, Nationstar Mortgage LLC, a Delaware limited liability company (“Nationstar”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Aurora Bank FSB, a federal savings bank organized under the laws of the United States, and Aurora Loan Services LLC, a Delaware limited liability company (collectively with Aurora Bank FSB, the “Sellers”). Each of the Sellers is a subsidiary of Lehman Brothers Bancorp Inc. Under the Asset Purchase Agreement, Nationstar agreed to purchase the mortgage servicing rights (the “MSRs”) to approximately 300,000 residential mortgage loans with a total unpaid principal balance of approximately $63 billion, $1.75 billion of servicing advance receivables, and certain other assets. The composition of the total portfolio is expected to be approximately 75% non-conforming loans in private label securitizations and approximately 25% conforming loans in GSE pools. Nationstar has also agreed to assume certain liabilities. The transaction is expected to close in the second quarter of 2012, subject to customary closing conditions, including certain regulatory approvals and third party consents, and customary termination rights.

The cash purchase price of the MSRs is approximately $268 million, subject to certain adjustments. The cash purchase price of the servicing advance receivables is approximately $210 million, net of financing. In connection with this transaction, Nationstar expects to enter into advance financing facilities, including facilities with certain underwriters in connection with its initial public offering or such underwriters’ affiliates, in order to fund the balance of the related servicing advance receivables.

In addition, Nationstar will fund up to approximately $170 million of the MSR purchase price with the proceeds of a co-investment (the “Excess MSR Agreement”) by Newcastle Investment Corp. (“Newcastle”), which is an affiliate of Nationstar. Pursuant to the Excess MSR Agreement, we will sell to Newcastle the right to receive approximately 65% of the excess cash flow generated from the MSRs after receipt of a fixed basic servicing fee per loan. We will retain all ancillary income associated with servicing the loans and approximately 35% of the excess cash flow after receipt of the fixed basic servicing fee. We will continue to be the servicer of the loans and provide all servicing and advancing functions for the loans. Under the terms of this investment, if we refinance any loan in the portfolio, subject to certain limitations, we will be required to transfer the new loan or a replacement loan into the portfolio. The new or replacement loan will be governed by the same terms set forth in the Excess MSR Agreement.

Nationstar and the Sellers have agreed to indemnify each other against certain losses (subject to certain limitations), including certain losses from claims up to an aggregate amount of 50% of the aggregate purchase price of the MSRs, after which Nationstar will bear the entirety of such losses.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated as of March 6, 2012, among Aurora Bank FSB, Aurora Loan Services LLC and Nationstar Mortgage LLC.

10.2	Current Excess Servicing Spread Acquisition Agreement for FNMA Mortgage Loans, dated as of March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.3	Future Spread Agreement for FNMA Mortgage Loans, dated March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.4	Current Excess Servicing Spread Acquisition Agreement for FHLMC Mortgage Loans, dated as of March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.5	Future Spread Agreement for FHLMC Mortgage Loans, dated March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.6	Current Excess Servicing Spread Acquisition Agreement for Non-Agency Mortgage Loans, dated as of March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.7	Future Spread Agreement for Non-Agency Mortgage Loans, dated March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nationstar Mortgage LLC

Date: March 6, 2012	By:	/s/ Jay Bray
Jay Bray
President, Chief Executive Officer, and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated as of March 6, 2012, among Aurora Bank FSB, Aurora Loan Services LLC and Nationstar Mortgage LLC.

10.2	Current Excess Servicing Spread Acquisition Agreement for FNMA Mortgage Loans, dated as of March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.3	Future Spread Agreement for FNMA Mortgage Loans, dated March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.4	Current Excess Servicing Spread Acquisition Agreement for FHLMC Mortgage Loans, dated as of March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.5	Future Spread Agreement for FHLMC Mortgage Loans, dated March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.6	Current Excess Servicing Spread Acquisition Agreement for Non-Agency Mortgage Loans, dated as of March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.

10.7	Future Spread Agreement for Non-Agency Mortgage Loans, dated March 6, 2012, between Nationstar Mortgage LLC and NIC MSR II LLC.